Exhibit 21


                  SUBSIDIARIES OF EMERGING COMMUNICATIONS, INC.


Subsidiaries of the Company                    Jurisdictions of Incorporation
---------------------------                    ------------------------------

Atlantic Aircraft, Inc.                        Delaware
Atlantic Tele-Network Co.                      U.S. Virgin Islands
Virgin Islands Telephone Corporation           U.S. Virgin Islands
Vitelcom, Inc. (merged into                    U.S. Virgin Islands
  Atlantic Tele-Network Co.
  on December 23, 1997)
Vitelcom Cellular, Inc. (dba                   U.S. Virgin Islands
  Vitelcellular)